Exhibit 10.10

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of November 6, 2011, among (i) NPC International Holdings, Inc., a Delaware corporation (the “Company”), (ii) Olympus Growth Fund V, L.P., a Delaware limited partnership (“Olympus”), Olympus-1133 West Co-Investment Fund, L.P., a Delaware limited partnership (“Olympus 1133”) and each of the other Persons listed on the attached Investor Schedule, as amended from time to time (together with Olympus and Olympus 1133, the “Investors”) and (iii) each of the other Persons listed on the attached Schedule of Other Stockholders, as amended from time to time (the “Other Stockholders”), and shall become effective as set forth in Section 28. The Investors and the Other Stockholders are collectively referred to as the “Stockholders.” Unless otherwise indicated, capitalized terms used herein are defined in Section 14 hereof.

WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company’s Board of Directors (the “Board”), (ii) assuring continuity in the management and ownership of the Company and its Subsidiaries, and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Board of Directors.

(a) From and after one day following the Closing (as defined in the Investment Agreement) and until the provisions of this Section 1 cease to be effective, each Stockholder shall vote all of such Stockholder’s Stockholder Shares which are voting shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(i) the authorized number of directors on the Board shall be established at five (5) directors (or such other number as determined by Olympus from time to time);

(ii) the Board shall be comprised of (A) one director designated by Olympus 1133 (the “Olympus 1133 Director”), who shall initially be Paul Rubin and (B) such other directors as Olympus may designate from time to time, who shall initially include Robert Morris, Evan Eason and James Schwartz (and which designees shall include James Schwartz for so long as he is the Chief Executive Officer of the Company);

(iii) any committee of the Board shall be composed of directors selected by the Majority Investors;

(iv) the composition of the board of directors of each of the Company’s Subsidiaries (a “Sub Board”) shall be determined by Olympus; provided that (A) each Sub Board shall include the Olympus 1133 Director and (B) for so long as James Schwartz is the Chief Executive Officer of the Company, he shall be a director on each Sub Board;

(v) the removal from the Board, Sub Board or committees thereof (with or without cause) of any representative designated hereunder shall be at the written request of the Majority Investors, but only upon such written request and under no other circumstances; and

(vi) in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board, Sub Board or committee during such member’s term of office, the resulting vacancy on the Board, Sub Board or committee shall remain vacant until filled by the Person(s) entitled to designate such representative pursuant to this Section 1(a).

(b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending all regular and special meetings of the Board, any Sub Board and any committee thereof.

2. Irrevocable Proxy. In order to secure each Other Stockholder’s obligation to vote his, her or its Stockholder Shares and other voting securities of the Company in accordance with the provisions of Section 1 and Section 8 hereof, each Other Stockholder hereby appoints Olympus as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his, her or its Stockholder Shares and other voting securities of the Company for the election and/or removal of directors and all such other matters as expressly provided for in Section 1 and Section 8. Olympus may exercise the irrevocable proxy granted to it hereunder at any time any Other Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Other Stockholder pursuant to this Section 2 are coupled with an interest and are given to secure the performance of each Other Stockholder’s obligations under Section 1 and Section 8 of this Agreement.

3. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants that (i) such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on the Schedules attached hereto, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and assuming the due authorization, execution and delivery of the other parties hereto constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to the availability of equitable remedies and to the laws of bankruptcy and other similar laws affecting creditors’ rights generally), and (iii) other than as contemplated by this Agreement, such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

4. Restrictions on Transfer of Stockholder Shares.

(a) Required Consent. No Other Stockholder shall Transfer (or offer or agree to Transfer) any interest in such Other Stockholder’s Stockholder Shares without first obtaining the Board’s and the Majority Investors’ prior written consent to such Transfer, which consent may be withheld in the Board’s and/or the Majority Investors’ sole discretion (the “Required Consent”); provided that such Other Stockholder may Transfer Stockholder Shares (without the prior written consent of the Board and the Majority Investors, but subject to the other terms of this Agreement) (i) pursuant to Section 5 (but only as a Tag-Along Stockholder), (ii) pursuant to an Approved Sale, an Approved Pledge or an Approved Redemption, (iii) to any Investor or any Affiliate of any Investor (including the Company and its Subsidiaries) pursuant to the forfeiture or repurchase provisions set forth in any applicable Equity Agreement, or (iv) to such Other Stockholder’s Permitted Transferees; provided that if such Other Stockholder Transfers any interest in Stockholder Shares to a Permitted Transferee and such Person ceases to be a Permitted Transferee of such Other Stockholder, then such Person shall, upon ceasing to be a Permitted Transferee, Transfer such interest to the Other Stockholder making such Transfer.

(b) Additional Restrictions on Transfer.

(i) Unless waived by the Company in writing, no Transfer of Stockholder Shares may be made unless the holder thereof shall have delivered to the Company prior to such Transfer an opinion of counsel (reasonably satisfactory in form and substance to the Board) to the effect that such Transfer would not violate any federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the interest to be Transferred, or cause the Company to be required to register as an “Investment Company” under the U.S. Investment Company Act of 1940 as amended.

(ii) No Other Stockholder shall directly or indirectly (i) permit the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Other Stockholder or (ii) otherwise seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Other Stockholder, in any such case in a manner which would fail to comply with the provisions of this Agreement applicable to such Other Stockholder if such Other Stockholder had Transferred Stockholder Shares directly, unless such Other Stockholder first complies with the applicable provisions of this Agreement.

(iii) Notwithstanding anything herein to the contrary, unless waived by the Majority Investors and the Board in writing, no Other Stockholder shall Transfer any Stockholder Shares to a Competitor (as defined below) of the Company, other than pursuant to an Approved Sale or pursuant to Section 5 below (but only as a Tag-Along Stockholder). For purposes of this Agreement, “Competitor” means any Person that engages (whether as an owner, operator, manager, franchisee, employee, officer, director, partner, consultant, advisor, representative or otherwise) directly or indirectly in the same or substantially similar business in which the Company or any of its Subsidiaries engages as of the date of any proposed Transfer by an Other Stockholder.

(iv) Notwithstanding anything herein to the contrary, no Stockholder Shares may be Transferred except in compliance with any transfer and/or ownership restrictions contained in the Pizza Hut Consent and Amendment.

5. Participation Rights.

(a) Proposed Transfers. At least 10 days prior to any Transfer in any one transaction or a series of related transactions of Stockholder Shares by any Investor (other than (i) to a Permitted Transferee of any Investor, (ii) pursuant to a Public Sale, an Approved Pledge, an Approved Redemption hereof, (iii) to any current or former officer, employee, manager, director, member, partner or co-investor of any Investor or its Affiliates, (iv) of up to an aggregate (in all such Transfers other than Transfers described in the foregoing clauses (i) through (iii)) of up to 10% of each class of Stockholder Shares held by the Investors as of the Effective Date (as adjusted for stock splits, stock dividends, share combinations and the like) or (v) to a Syndication Partner (as defined in the Pizza Hut Consent and Amendment) in compliance with the terms of the Pizza Hut Consent Amendment (an “Investor Transfer”)), the Investor proposing to make such Transfer (the “Transferring Stockholder”) shall deliver a written notice (the “Sale Notice”) to all other Stockholders (the “Non-Transferring Stockholders”) and the Company specifying in reasonable detail the identity of the prospective Transferee(s), the number of Stockholder Shares to be Transferred, the class or classes of Stockholder Shares to be Transferred, the applicable price per share of each such class of the Stockholder Shares being Transferred, any known liens and encumbrances to which the Stockholder Shares being Transferred will be subject and the other terms and conditions of the contemplated Investor Transfer. In the event any Non-Transferring Stockholder holds the same class or series of Stockholder Shares being Transferred in the contemplated Investor Transfer, such Non-Transferring Stockholder may elect to participate in the contemplated Investor Transfer at the same price per share of the respective class of stock and on the same terms by delivering written notice to the Transferring Stockholder within 10 days after delivery of the Sale Notice; provided that if the Transferring Stockholder intends to Transfer Stockholder Shares of more than one class or series in the contemplated Investor Transfer, each Non-Transferring Stockholder electing to participate must participate in all such Transfers (to the extent such Non-Transferring Stockholder holds such other class or series). The failure by any Non-Transferring Stockholder to deliver any such written notice within such 10-day period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 5. If any Non-Transferring Stockholder elects to participate in such Investor Transfer, such Non-Transferring Stockholder (each, a “Tag-Along Stockholder”) shall be entitled to Transfer in the contemplated Investor Transfer, on the same terms as the Transferring Stockholder, a number (which shall be determined on a class by class basis) of the applicable Stockholder Shares owned by such Tag-Along Stockholder (other than Restricted Stock) equal to the product of (i) the quotient determined by dividing the percentage of such class of Stockholder Shares (other than Restricted Stock) owned by such Person by the aggregate percentage of such class of Stockholder Shares (other than Restricted Stock) owned by the Transferring Stockholder and the Non-Transferring Stockholders participating in such sale and (ii) the aggregate number of Stockholder Shares of such class to be sold in the contemplated Investor Transfer (in each case, assuming the conversion, exchange or exercise of all vested securities convertible into or exchangeable or exercisable for Stockholder Shares, but excluding any Restricted Stock); provided that, for purposes of this Section 5(a), the proportionate ownership of any class or series of Preferred Stock shall be determined based on the liquidation value thereof, plus all accumulated and unpaid dividends thereon.

(b) With respect to any Transfer subject to Section 5(a), the Transferring Stockholder shall use its commercially reasonable efforts to obtain the agreement of the prospective Transferee to the participation of the Tag-Along Stockholders and the Transferring Stockholder shall not Transfer any of its Stockholder Shares to such prospective Transferee if such prospective Transferee declines to allow the participation of the Tag-Along Stockholders to the extent provided in Section 5(a), unless in connection with such Transfer, the Transferring Stockholder and/or its Affiliates purchase the number of Stockholder Shares from each Tag-Along Stockholder which such Tag-Along Stockholder would have been entitled to Transfer pursuant Section 5(a) for the applicable price specified in Section 5(a). Each Tag-Along Stockholder participating in an Investor Transfer shall pay its pro rata share (as if such expenses reduced the aggregate proceeds available for distribution in connection with such Investor Transfer) of the expenses incurred by the Transferring Stockholder in connection with such Transfer and shall be obligated to join on a pro rata basis in any indemnification or other obligation (including, without limitation, by way of escrow or holdback of any sale of proceeds or purchase price adjustment) that the Transferring Stockholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Stockholder Shares), with such holders bearing such liabilities or obligations in the same manner as provided in Section 9 hereof; provided, further, any Tag-Along Shareholder shall also be entitled to receive the same indemnification from the prospective Transferee as any indemnification from the prospective Transferee which the Transferring Stockholder is entitled to receive as part of the Transfer, if any.

(c) The rights and obligations set forth in this Section 5 shall not apply to, and shall terminate upon the first to occur of, an Approved Sale or a Public Sale by any Investor.

6. Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON             20    , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (A “TRANSFER”) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF [            ], 2011, AS AMENDED AND MODIFIED FROM TIME TO TIME. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF ANY SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.”

Upon Transfer of Stockholder Shares represented by any such certificate, (i) the portion of the restrictive legend set forth above relating to the Securities Act shall be removed from such certificate, if the holder thereof delivers to the Company prior to such Transfer an opinion of counsel, satisfactory in form and substance to the Board, that no subsequent Transfer of such Stockholder Shares will require registration under the Securities Act and (ii) the portion of the restrictive legend set forth above related to the Stockholders Agreement shall be removed from such certificate if such shares cease to be Stockholder Shares.

7. Execution of Agreement by Transferees. Prior to Transferring any Stockholder Shares (other than pursuant to a Public Sale, Approved Sale, Approved Redemption or Approved Pledge) to any Person that is not bound by this Agreement as a Stockholder (other than the Company or one of its Subsidiaries), the Transferring Stockholder shall cause the prospective Transferee to execute and deliver to the Company and the Stockholders a counterpart to this Agreement (or a joinder agreement reasonably satisfactory to the Company), pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement as an Other Stockholder (or, if approved in writing by the Majority Investors, as an Investor).

8. Sale of Company.

(a) If the Company’s Board or the Majority Investors approve a Sale of the Company (collectively, an “Approved Sale”), each holder of Stockholder Shares shall vote for, consent to and raise no objections against, and not otherwise impede or delay, such Approved Sale, regardless of the consideration being paid in such Approved Sale. In furtherance of the foregoing, if the Approved Sale is structured as (i) a merger or consolidation, each holder of Stockholder Shares shall vote its Stockholder Shares to approve such merger or consolidation, whether by written consent or at a stockholders meeting, and waive all dissenters rights, appraisal rights and similar rights in connection with such merger or consolidation; (ii) a sale of stock, each holder of Stockholder Shares shall agree to sell, and shall sell, all of such Stockholder’s Stockholder Shares and rights to acquire Stockholder Shares on the terms and conditions approved by the Board or the Majority Investors; or (iii) a sale of assets, each holder of Stockholder Shares shall vote its Stockholder Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom in accordance with the Company’s Certificate of Incorporation, whether by written consent or at a stockholders meeting, and waive all dissenters rights, appraisal rights and similar rights in connection with such sale of assets.

(b) In furtherance of its obligations under Section 8(a) above, (i) each holder of Stockholder Shares will take all necessary or desirable actions reasonably requested by the Board or the Majority Investors in connection with the consummation of the Approved Sale and (ii) each holder of Stockholder Shares will make the same indemnities and agreements as each other holder, including without limitation, voting to approve such transaction and executing all documents reasonably requested by the Board or the Majority Investors to be executed by such holder, including the applicable purchase agreement, stockholders agreement and/or indemnification and/or contribution agreement. Each holder of Stockholder Shares shall be obligated to make representations and warranties only as to such holder’s title to and ownership of Stockholder Shares, authorization, execution and delivery of relevant documents by such holder, enforceability of relevant agreements against such Stockholder and other matters relating to such holder, to enter into covenants in respect of a Transfer of such holder’s Stockholder Shares in connection with such Approved Sale (including, without limitation, the delivery of certificates, stock powers and other instruments of transfer) and to enter into indemnification obligations (which shall be on a several basis) with respect to the foregoing, in each case to the extent that the Majority Investors are obligated; provided that, in connection with an Approved Sale, no Stockholder shall be obligated under this Section 8 to (i) make any representations or warranties with respect to the business or prospects of the Company or any of its Subsidiaries, (ii) enter into indemnification obligations (A) to the extent relating to any other holder of Stockholder Shares or such other holder’s Stockholder Shares, (B) other than on a several basis (and not on a joint and several basis) and only to the extent that the other Stockholders are obligated (except with respect to matters relating to title to such Stockholder’s Shares, authority to sell the Shares or enter into the transaction, or similar matters relating to such Stockholder individually, as to which he, she, or it may be solely liable) or (C) in an amount that exceeds, in the aggregate, the proceeds received by such Stockholder (in its capacity as such, including the applicable portion of any escrow or other holdback), or (iii) with respect to any Stockholder that is not a current or former employee of the Company or any of its Subsidiaries, enter into any non-competition, non-solicitation or non-hire restrictive covenant (the foregoing clauses (i), (ii) and (iii), collectively, the “Sale Limitations”).

(c) The obligations of the Stockholders with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of Stockholder Shares shall be entitled to receive in exchange for the Stockholder Shares held by such holder the consideration specified in Section 9 and (ii) if any holders of Stockholder Shares are given an option as to the form and amount of consideration to be received, each holder of the same type and class of Stockholder Shares shall be given the same option. Notwithstanding anything to the contrary contained herein, in addition to any escrow or holdback arrangements pursuant to the agreements described in Section 9(a), in the Majority Investors’ reasonable discretion, the proceeds with respect to an Approved Sale may be withheld from each Other Stockholder (other than a Co-Invest Stockholder) who sells such Stockholder Shares pending the execution of such documents or posting of security (or guarantee in support of the creditworthiness of such seller) as the Majority Investors deem necessary to cover any purchase price adjustments, indemnification or other obligations of each such Other Stockholder which are in accordance with this Section 8.

(d) If the Company or a majority of the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Other

Stockholders, if required under the Securities Act, will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any Other Stockholder appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative.

(e) Holders of Stockholder Shares will bear their pro rata share (as if such expenses reduced the aggregate proceeds available for distribution in such Approved Sale) of the costs of any sale of Stockholder Shares pursuant to an Approved Sale to the extent such costs are approved by the Majority Investors and incurred for the benefit of all holders of Stockholder Shares and are not otherwise paid by the Company or the acquiring party.

9. Distributions Upon Sale of the Company. In the event of a Sale of the Company (whether or not such Sale of the Company constitutes an Approved Sale pursuant to Section 8 above), (a) each holder of Stockholder Shares shall receive in exchange for the Stockholder Shares held by such holder, the same portion of the aggregate consideration from such sale or exchange that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately prior to such sale or exchange (as reduced in the case of holders of rights to acquire any class of Stockholder Shares by the exercise price per share thereof) (and, in the event of a sale of stock, assuming that the only securities of the Company outstanding were those Stockholder Shares and other shares of capital stock sold in such sale) and (b) each holder of Stockholder Shares shall be obligated to join on a pro rata basis in the same indemnification (which shall be on a several basis) or other obligations (including, without limitation, by way of escrow or holdback of any sale proceeds or purchase price adjustments) in connection with such Sale of the Company (other than any such obligations that relate specifically to a holder of Stockholder Shares such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Stockholder Shares), with such holders bearing such liabilities or obligations with the same economic effect, consistent with clause (a) above, as if such liabilities or obligations reduced the aggregated consideration payable to Stockholders in such Sale of the Company prior to the consummation thereof; provided that the Sale Limitations shall apply to such Sale of the Company.

10. Pre-Emptive Rights.

(a) If the Company authorizes the issuance or sale of any shares of capital stock of the Company or any of its Subsidiaries or any securities containing options or rights to acquire any such shares of capital stock (“Equity Securities”) (other than any such shares or securities issued (i) on the Effective Date, (ii) as a pro rata stock dividend on all outstanding shares of any class of Equity Securities, (iii) to officers, directors, employees, consultants, independent contractors and/or other service providers to the Company and/or any of its Subsidiaries pursuant to stock option, incentive or similar plans approved by the Board, (iv) upon the exercise, conversion or exchange of any other securities that were issued in compliance with this Section 10 or in an issuance which is exempt from this Section 10, (v) in connection with an Approved Redemption, (vi) in connection with the conversion or exchange of outstanding securities or any reclassification or other reorganization in which each Stockholder shall receive, in exchange for Stockholder Shares held by such Stockholder, the same proportion of aggregate securities that such Stockholder would have received if such aggregate securities had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately prior to such conversion, exchange, reclassification or reorganization, (vii) in connection with any debt financings or refinancings approved by the Board or (viii) as consideration in connection with the acquisition from an Independent Third Party of all or part of another Person or business (whether by merger, purchase of stock or assets or otherwise)), the Company shall offer to sell to each Stockholder a portion of such Equity Securities equal to the product of the number of shares of such capital stock being issued and the quotient determined by dividing (A) the number of shares of Common Stock (on an as-converted and as-exercised basis) held by such Stockholder (to the extent vested) by (B) the sum of the total number of shares of Common Stock (on an as-converted and as-exercised basis) held by all Stockholders (to the extent vested) (such quotient as to a particular Stockholder is referred to in this Section 10 as such Stockholder’s “Proportionate Share”). Each Stockholder shall have the right to purchase all or any portion of such Stockholder’s Proportionate Share of such Equity Securities at the same applicable price per share or security and on the terms as such stock or securities are to be offered to any other Person; provided that if all Persons entitled to purchase or receive any class of or series of such offered Equity Securities are required to also purchase other securities of the Company, the Stockholders exercising their rights pursuant to this Section 10 shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase.

(b) In order to exercise its purchase rights under this Section 10, a Stockholder must, within fifteen (15) days after receipt of written notice from the Company describing in reasonable detail the Equity Securities being offered, the purchase price thereof, the payment and any other material terms and such holder’s percentage allotment, deliver a written notice to the Company describing its election hereunder, and the failure by any Stockholder to deliver any such written notice within such 15-day period shall be deemed to be an election by such Stockholder not to exercise its purchase rights under this Section 10. If all of the Equity Securities being offered are not fully subscribed, then each Stockholder that has elected to purchase its full-allotment and committed in their election notice to purchase its pro rata share of any unsubscribed Equity Securities, shall be entitled to purchase, on the terms set forth in this Section 10, such Stockholder’s pro rata share (determined based on the Proportionate Share of each such Stockholder relative to the Proportionate Share of all such Stockholders) of such unsubscribed Equity Securities.

(c) Upon the expiration of the offering period described above, the Company shall be entitled to sell such Equity Securities to the proposed recipient(s) thereof which the Stockholders have not elected to purchase under this Section 10 during the 180 days following such expiration at no less than the purchase price stated in the notice provided under Section 10(b) hereunder. Any Equity Securities proposed to be offered or sold by the Company under Section 10(a) after such 180-day period, or at a price not complying with the immediate preceding sentence, must be reoffered to the Stockholders pursuant to the terms of this Section 10.

(d) Notwithstanding anything to the contrary herein, in lieu of offering any Equity Securities to the Stockholders at the time such stock or other equity securities are offered to other Persons, the Company may comply with the provisions of this Section 10 by making an offer to sell to the Stockholders their Proportionate Share of such securities promptly after a sale to such other Person is effected. In such event, for all purposes of this Section 10, each Stockholder’s Proportionate Share shall be determined by taking into consideration the actual number of securities sold to any other Person so as to achieve the same economic effect as if such offer would have been made prior to such sale.

11. Mandatory Repurchase of Employee Stock.

(a) Upon the termination of an Employee Stockholder’s employment or engagement with the Company or its Subsidiaries for any reason (a “Separation”), the Company shall be required to purchase all of the Repurchase Shares with respect to such Employee Stockholder, and such Employee Stockholder and the other holders of such Repurchase Shares shall be required to sell to the Company all of such Repurchase Shares, pursuant to the terms and conditions set forth in this Section 11, at a price per share equal to the greater of (i) the Original Cost with respect to such Repurchased Shares or (ii) the Fair Market Value of such Repurchase Shares; provided that, if the Separation is the result of a termination by the Company and/or any of its Subsidiaries with Cause or the resignation of such Employee Stockholder (other than, if such Employee Stockholder is a GR Stockholder, for Good Reason), then the purchase price for such Repurchase Shares shall be equal to the lesser of (i) the Original Cost with respect to such Repurchase Shares or (ii) the Fair Market Value of such Repurchase Shares as of the scheduled date of repurchase.

(b) The Company shall deliver a written notice to the holder(s) of the Repurchase Shares (the “Repurchase Notice”) setting forth the purchase price for the Repurchase Shares held by such holder and the date of the closing of the repurchase of such Repurchase Shares, which date shall not be more than 30 days after the effective date of such Separation, nor less than 3 days after the delivery of such Repurchase Notice. At such closing, (i) the holder(s) of the Repurchase Shares shall deliver the certificate or certificates representing such shares to the Company, accompanied by duly executed stock powers and (ii) the Company will pay for the Repurchase Shares by first offsetting amounts outstanding under any debts owed by such Employee Stockholder or the holder of such Repurchase Shares to the Company or any of its Affiliates and will pay the remainder of the purchase price by check or wire transfer of funds.

(c) Notwithstanding anything to the contrary herein, if (i) there is an existing default under, or the payment in cash of such remaining purchase price to any holder of such Repurchase Shares would create a default (on a pro forma basis) under, or is otherwise prohibited by the provisions of, any agreement relating to the borrowing of money by the Company or any of its Subsidiaries in an amount in excess of $50,000,000 (provided that the Board, in consultation with the Chief Executive Officer and/or the Chief Financial Officer of the Company, will in good faith endeavor to negotiate terms of any such agreement relating to the borrowing of money such that the provisions of any such agreement will not contain any such prohibition against the payment in cash of such remaining purchase price) or (ii) the Company does not have sufficient unrestricted Cash and/or available proceeds under a then-existing credit facility to pay such remaining purchase price in cash, then, in either case, the Company may elect to satisfy such remaining purchase price by delivering an unsecured subordinated promissory note made by the Company to such holder in the original principal amount equal to such remaining purchase price and bearing interest at the Applicable Rate (except, in the case of an issuance of such promissory note pursuant to clause (ii) above, such promissory note will be made in an original principal amount equal to the amount that such remaining purchase price exceeds the sum of such unrestricted Cash and/or available proceeds under a then-existing credit facility), with all principal and accrued interest to be due and payable upon the earlier of (A) a Change of Control, or (B) the earlier of (x) the date which is ten (10) days after the date on which any high yield or mezzanine debt of the Company existing as of the date of the issuance of such promissory note has been satisfied in full and (y) the date on which such payment is no longer prohibited under, and would not cause a default under, the agreement(s) described in clause (i) above and the Company has sufficient unrestricted Cash and/or available proceeds under a then-existing credit facility to make such payment; provided that the Company will make prepayments under such promissory note to the extent that sufficient unrestricted Cash and/or available proceeds under a then-existing credit facility are available therefore and such prepayments are permitted under the agreement(s) described in clause (i) above. For so long as such promissory note remains outstanding, the Company shall not make any cash dividends on any of its capital stock. Any such promissory note shall rank senior to the capital stock of the Company in any liquidation of the Company.

(d) The Company shall be entitled to receive customary representations and warranties from the holders of the Repurchase Shares regarding the ownership and sale of such shares (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances). The Company may, without the consent of any other Person, assign its rights and obligations under this Section 11 to Olympus Growth Fund V, L.P. or any of its Affiliates that are Stockholders.

12. Dealings with the Investor Group. Each of the Company and the Stockholders acknowledge and agree that: (a) the Investors, the Co-Invest Stockholders and their respective members and Affiliates (other than the Company and its Subsidiaries) and their respective stockholders, directors, officers, controlling persons, partners, members, and employees (collectively, the “Investor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company and any of its Subsidiaries or areas in which the Company or any of its Subsidiaries may in the future engage in business) and in related businesses other than through the Company or any of its Subsidiaries (an “Other Business”), (ii) may develop a strategic relationship with businesses that are or may be competitive with the Company or any of its Subsidiaries and (iii) will not be prohibited by virtue of its investment in the Company or its Subsidiaries, or such Person’s service on the Board or any Subsidiary’s board of directors, from pursuing and engaging in any such activities; (b) neither the Company nor any other Stockholder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be undertaken by the Company, and in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons; (d) each member of the Investor Group may enter into contracts and other arrangements with the Company and its Subsidiaries from time to time on terms approved by the Board; and (e) subject to the provisions of the Certificate of Incorporation and this Agreement, the Investors and their Affiliates shall have the right to undertake and consummate an Approved Sale at any time and for consideration that results in little or no consideration being paid or available to the Other Stockholders. Each of the Company and the Stockholders hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 11. Each Stockholder acknowledges that the Company and Olympus Advisors V, LLC, are party to that certain Advisory Agreement, dated as of the Effective Date, as amended from time to time.

13. No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement or any other Equity Agreement to which such Stockholder is a party shall affect, limit or impair the rights and remedies of any Stockholder in its capacity as a lender to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect stockholder of the Company, (ii) the interests of the Company or (iii) any duty it may have to any other direct or indirect stockholder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

14. Definitions.

“Acquisition Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, among the Company, NPC Acquisition Holdings, LLC and the Sellers named therein.

“Agreement” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, (i) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) in addition, in the case of any Investor, any director, executive officer, member or partner thereof. For the purpose of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. Notwithstanding the foregoing, the Co-Invest Stockholders shall not be deemed Affiliates of the Investors for purposes of this Agreement.

“Applicable Rate” means a rate of interest equal to ten percent (10%).

“Approved Pledge” means a pledge of Stockholder Shares to the Company to secure payment of any notes made by any Stockholder to the Company.

“Approved Redemption” means a Transfer of Stockholder Shares to the Company pursuant to a redemption or reclassification of outstanding securities pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately prior to such redemption.

“Approved Sale” has the meaning set forth in Section 8(a).

“Board” has the meaning set forth in the recitals.

“Cash” means, as of any date of determination, cash of the Company and its Subsidiaries on a consolidated basis, as shown on the Company’s balance sheet as of such date.

“Certificate of Incorporation” the Company’s Certificate of Incorporation, as amended, modified and/or supplemented from time to time.

“Co-Invest Stockholders” means Olympus NPC Co-Investment Fund, LLC and each other Stockholder that becomes a party to this Agreement after the Effective Date that is approved by the Majority Investors as a “Co-Invest Stockholder.” Solely for purposes of Section 4(b), the Co-Invest Stockholders shall not be deemed Other Stockholders and such Section 4(b) shall not apply to such Co-Invest Stockholders.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Competitor” has the meaning set forth in Section 4(b)(iii).

“EBITDA” of the Company and its Subsidiaries for an applicable period shall mean (A) their consolidated net income or loss for such period, plus (B) to the extent (but only to the extent) deducted in such period in determining such net income or loss, (i) interest, (ii) income taxes, (iii) depreciation and amortization (including amortization of debt issue expenses, small wares amortization and deferred rent amortization), (iv) facility impairment charges, (v) pre-opening expenses, (vi) transaction costs incurred for acquisitions (expensed in accordance with ACS 805), (vii) non-cash equity-based compensation expense (expensed in accordance with ASC 718) and (viii) the annual advisory fee paid by the Company and/or its Subsidiaries to Olympus Advisors V, LLC, in each case on a consolidated basis for that fiscal year determined in accordance with GAAP (it being acknowledged and agreed that rent shall be determined on a cash basis). Notwithstanding anything to the contrary herein, EBITDA shall be adjusted as determined in good faith by the Board in consultation with the Chief Executive Officer and Chief Financial Officer of the Company for the proforma effect of acquisitions, divestitures, sale leaseback transactions and the annualization of new store development.

“Effective Date” has the meaning set forth in Section 28.

“Employee Stockholder” means any Stockholder that is an employee, officer or director of the Company or any of its Subsidiaries.

“Equity Agreement” means, with respect to any Stockholder, any agreement, document or instrument evidencing or effecting the issuance or other Transfer of any Stockholder Shares or otherwise containing any terms and conditions governing any Stockholder Shares (including, without limitation, the Investment Agreement and any restricted stock agreement), in each case, as may be amended or otherwise modified from time to time.

“Equity Securities” has the meaning set forth in Section 10(a).

“Fair Market Value” means, with respect to any Stockholder Share (including any Repurchase Share), as of any date of determination, an amount per share equal to the amount the holder of such Stockholder Share would be entitled to receive in respect of such Stockholder Share if the Total Equity Value as of such date had been distributed by the Company to Stockholders of Common Stock on a fully diluted basis (assuming the exercise of all vested and unvested options and any other Common Stock equivalents that may exist on such date so long as the fair market value of such options on such determination date exceeds such option’s exercise price) on such date.

“FMV Multiplier” means, as of any Measurement Date, (i) if EBITDA for the twelve months ending on such Measurement Date is greater than 100% of the Plan EBITDA for the fiscal year which includes such Measurement Date, an amount equal 7.25, (ii) if EBITDA for the twelve months ending on such Measurement Date is greater than 95%, but less than or equal to 100%, of the Company’s Plan EBITDA for the fiscal year which includes such Measurement Date, an amount equal to 7.0, (iii) if EBITDA for the twelve months ending on such Measurement Date is greater than 90%, but less than or equal to 94%, of the Company’s Plan EBITDA for the fiscal year which includes such Measurement Date, an amount equal to 6.5, and (iv) in all other cases, an amount equal to 6.0.

“Franchise Agreement” means any current or future location, territory or other franchise agreement pursuant to which Franchisor grants the Company or any of its Subsidiaries the right to own and/or operate restaurants or other similar venues, as such agreement may be amended or otherwise modified from time to time.

“Franchisor” means Pizza Hut, Inc. and its Affiliates.

“GAAP” means United States generally accepted accounting principles and practices, as in effect from time to time.

“Good Reason” with respect to a GR Stockholder, shall have the meaning set forth in such GR Stockholder’s employment agreement with the Company and its Subsidiaries.

“GR Stockholder” means any Employee Stockholder that is a party to an employment agreement with the Company or its Subsidiaries, which employment agreement defines “Good Reason” and entitles such Employee Stockholder to the payment of severance in the event such Employee Stockholder resigns for “Good Reason.”

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money (it being agreed that Indebtedness shall not include undrawn letters of credit), and (ii) all capital lease obligations recorded in the Company’s financial statements before the effective date of any changes in GAAP that effect existing lease accounting guidance; after the effective date of any such new accounting standard, all leases, except for the aforementioned previously classified capital leases, if any, shall be treated as operating leases for purposes of this definition and shall not constitute Indebtedness (but shall be included in the determination of EBITDA).

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own directly or indirectly in excess of 10% of the Company’s voting capital stock on a fully-diluted basis (a “10% Owner”), who is not an Affiliate of any such 10% Owner and who is not a Permitted Transferee of any such 10% Owner.

“Investment Agreement” means that certain Investment Agreement, dated as of the date hereof, among the Company, the Investors and the other parties listed on the signature pages thereto.

“Investor Group” has the meaning set forth in Section 11.

“Investor Transfer” has the meaning set forth in Section 5(a).

“Investors” has the meaning set forth in the preamble.

“Majority Investors” means the Investors holding a majority of the shares of Common Stock then held by all of the Investors.

“Measurement Date” means, with respect to any determination of Total Equity Value or FMV Multiplier hereunder, the date that is the last day of the month most recently completed prior to the date of such determination.

“Non-Transferring Stockholders” has the meaning set forth in Section 5(a).

“Olympus” has the meaning set forth in the preamble.

“Option Bonuses” means any bonuses payable the holder of any option to purchase Common Stock pursuant to any agreement evidencing the grant of such option or otherwise governing the terms and conditions of such option.

“Original Cost” means, with respect to any Repurchase Shares, the amount originally paid by the Employee Stockholder to acquire such Repurchase Shares.

“Other Business” has the meaning set forth in Section 11.

“Other Stockholders” has the meaning set forth in the preamble.

“Permitted Transferee” means (i) with respect to the Investors, means any Approved Transferee (as such term is defined in the Pizza Hut Consent and Amendment), (ii) with respect to any Other Stockholder, means the Investors, the Company or any trust or other Person wholly owned by such Other Stockholder or for the sole benefit of such Other Stockholder and/or such Other Stockholder’s immediate family and which is controlled by such Other Stockholder and (iii) with respect to any indirect Transfer of Stockholder Shares by a Co-Investor Stockholder, a Transferee that is permitted by the terms of the limited liability company agreement such Co-Investor Stockholder, in each case, to the extent that a Transfer to such Permitted Transferee does not violate Section 4(b)(iv) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pizza Hut Consent and Amendment” means the Consent and Amendment Agreement, dated on or about the date hereof, among the Company, NPC Acquisition Holdings, LLC, NPC International, Inc., Pizza Hut, Inc., Taco Bell Corp. and KFC Corporation.

“Plan EBITDA” means, (i) with respect to each of the Company’s fiscal years set forth in the table below, the amount set forth across from such fiscal year in the table below and (ii) with respect to the Company’s 2016 fiscal year and each fiscal year thereafter an amount equal to 1.08 multiplied by the Plan EBITDA in effect for the immediately preceding fiscal year. Notwithstanding anything to the contrary herein, the Plan EBITDA for any particular fiscal year shall be adjusted as determined in good faith by the Board in consultation with the Chief Executive Officer and Chief Financial Officer of the Company for the proforma effect of acquisitions, divestitures and sale leaseback transactions.

Fiscal Year	Plan EBITDA
2011	$111,500,000
2012	$123,100,000
2013	$148,200,000
2014	$155,100,000
2015	$165,000,000

“Preferred Stock” means any preferred stock of the Company authorized pursuant to the Certificate of Incorporation from time to time.

“Proportionate Share” has the meaning set forth in Section 10(a).

“Public Sale” means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Repurchase Notice” has the meaning set forth in Section 11(b).

“Repurchase Shares” means, with respect to any Employee Stockholder, any Stockholder Shares (including any Stockholder Shares acquired by such Employee Stockholder after a Separation of such Employee Stockholder) held by such Employee Stockholder or such Employee Stockholder’s Permitted Transferees (other than the Investors or the Company).

“Required Consent” has the meaning set forth in Section 4(a).

“Restricted Stock” means any Stockholder Shares held by any of the Other Stockholders that are subject to vesting (and have not yet become vested) or repurchase by the Company, any of its Subsidiaries and/or any Investor or any Investor’s Affiliates pursuant to the provisions of any applicable Equity Agreement (other than this Agreement).

“Sale Limitations” has the meaning set forth in Section 8(b).

“Sale Notice” has the meaning set forth in Section 5(a).

“Sale of the Company” means the sale of the Company (however structured) to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Separation” has the meaning set forth in Section 11(a).

“Stockholder Shares” means (i) any Common Stock held by a Stockholder, (ii) any capital stock or other equity securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of any class or series of capital stock of the Company held by a Stockholder. As to any particular shares constituting Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been sold pursuant to a Public Sale.

“Stockholders” has the meaning set forth in the preamble.

“Sub Board” has the meaning set forth in Section 1(a)(iv).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled. directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership. association or other business entity.

“Tag-Along Stockholder” has the meaning set forth in Section 5(a).

“Total Equity Value” means, as of any date of determination, an amount equal to (i) the product of (A) the FMV Multiplier as of the applicable Measurement Date and (B) EBITDA for the twelve months ending on the Measurement Date, minus (ii) Indebtedness of the Company and its Subsidiaries as of the Measurement Date, plus (iii) Cash as of the Measurement Date, minus (iv) the aggregate liquidation value of all Preferred Stock that is then outstanding, together with all accrued and unpaid dividends thereon, minus (v) the aggregate amount of all Option Bonuses, calculated as of the Measurement Date as if if payable on such date.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration and whether voluntary or involuntary or by operation of law) or the acts thereof. The term “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Transferring Stockholder” has the meaning set forth in Section 5(a).

15. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

16. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and the holders of at least 50% of the outstanding shares of Common Stock; provided that any amendment or modification that (i) adversely and disproportionately affect any Stockholder or Stockholders with respect to their Stockholder Shares in a manner different than the Stockholders that are Affiliates of Olympus, such modification, amendment or waiver will also require the prior written approval of the holders of a majority of the shares of Common Stock held by the Stockholder(s) so adversely and disproportionately affected, (ii) is to a provision in this Agreement that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver will not be effective unless such vote is obtained with respect to such amendment, modification or waiver, (iii) is to a provision in this Agreement granting any personal rights to a specific Stockholder (as opposed to the Stockholders or the holders of a class of Stockholder Shares) such amendment, modification or waiver will also require the prior written consent of the Person holding such specific rights or (iv) is to Section 5, 8, 9, 10 or this Section 16 (or the definitions used therein) in a manner adverse to the Other Stockholders, such amendment or modification shall also require the prior written approval of the Other Stockholders holding a majority of the shares of Common Stock held by the Other Stockholders. It is understood that the addition of any stockholder hereto on the same terms as set forth herein shall not be deemed to be an amendment, modification or waiver of this Agreement for purposes of this Section 16. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

17. Further Assurances. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions, in each case to the extent consistent with such parties’ obligations under this Agreement, as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

20. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares.

21. Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile transmission or electronic transmission in portable document format (pdf), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

22. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and the Stockholders, may in their respective discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

23. Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, delivered by express courier service or telecopied. Notices, demands and communications to the Company, the Investors, the Other Stockholders will, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the Company:

NPC International Holdings, Inc.

c/o Olympus Growth Fund V, L.P.

Metro Center

One Station Place

Stamford, Connecticut 06902

Attention: Paul Rubin and Evan Eason

Telecopy: (203) 353-5910

with a copy to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654 Attn: John A. Schoenfeld, P.C. Telecopy: (312) 862-2200

Notices to any Investor:

c/o Olympus Growth Fund V, L.P. Metro Center One Station Place Stamford, Connecticut 06902 Attention: Paul Rubin and Evan Eason Telecopy: (203) 353-5910

with a copy to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654 Attn: John A. Schoenfeld, P.C. Telecopy: (312) 862-2200

Notices to the Other Stockholders:

To the addresses or telecopy number listed on the attached Schedule of Other Stockholders, or if not listed thereon, at such Other Stockholder’s address listed in the Company’s and/or its Subsidiaries records.

24. Governing Law. The law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its Stockholders. All other issues and questions concerning the construction, validity, interpretation, and enforcement of this Agreement and the exhibits and schedules hereto shall also be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

25. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s executive offices are located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

26. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

27. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 27.

28. Effectiveness of Agreement. This Agreement shall become effective upon and as of the Closing (as defined in the Acquisition Agreement) (the date on which such Closing occurs, the “Effective Date”). Notwithstanding any implication herein to the contrary, this Agreement shall be null and void and shall be of no force and effect, and no party hereto shall have any liability hereunder to any other party hereto, upon the termination of the Acquisition Agreement in accordance with the terms thereof.

29. Registration Rights. In the event all consents required under the Pizza Hut Consent Amendment (and any other consents of PHI or its Affiliates that may be required) for an initial public offering and sale of Common Stock are obtained, the Company shall grant to the Stockholders customary demand and piggyback registration rights with respect to the Common Stock held by such Stockholders, which will include the right of each Stockholder to participate in such registrations on a pro rata basis and will provide for pro rata cut backs among all Stockholders participating in such registration. Any such demand registration rights will be exercisable by the Stockholders holding a majority of the outstanding shares of Common Stock.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

NPC INTERNATIONAL HOLDINGS, INC.

By: /s/ Evan Eason
Name: Evan Eason
Title: Vice President

OLYMPUS GROWTH FUND V, L.P.

By: OGP V, LLC
Its: General Partner

By: /s/ Evan Eason
Name: Evan Eason
Its: Authorized Signatory

OLYMPUS EXECUTIVE FUND II, L.P.

By: OEF II, LLC
Its: General Partner

By: /s/ Evan Eason
Name: Evan Eason
Its: Authorized Signatory

OLYMPUS-1133 WEST CO-INVESTMENT FUND, L.P.

By: OGP IV, LLC
Its: General Partner

By: /s/ Evan Eason
Name: Evan Eason
Its: Authorized Signatory

/s/ James K. Schwartz
James K. Schwartz

/s/ Troy D. Cook
Troy D. Cook

Signature Page to Stockholders Agreement

/s/ Blayne Vaughn
Blayne Vaughn

/s/ Linda Sheedy
Linda Sheedy

/s/ Vonnie Walbert
Vonnie Walbert

/s/ Mike Woods
Mike Woods

/s/ Kirby Mynier
Kirby Mynier

/s/ Tracy Armentrout
Tracy Armentrout

/s/ Tom White
Tom White

Signature Page to Stockholders Agreement

INVESTOR SCHEDULE

Name and Address	Number of Stockholder Shares*
Olympus Growth Fund V, L.P. Metro Center One Station Place Stamford, Connecticut 06902 Attention: Paul Rubin and Evan Eason Telecopy: (203) 353-5910	2,058,000

Olympus Executive Fund II, L.P. c/o Olympus Partners Metro Center One Station Place Stamford, Connecticut 06902 Attention: Paul Rubin and Evan Eason Telecopy: (203) 353-5910	4,700

Olympus-1133 West Co-Investment Fund, L.P. c/o Olympus Partners Metro Center One Station Place Stamford, Connecticut 06902 Attention: Paul Rubin and Evan Eason Telecopy: (203) 353-5910	250,000

SCHEDULE OF OTHER STOCKHOLDERS

Name and Address	Number of Stockholder Shares*
James K. Schwartz	20,500

Troy D. Cook	13,500

Blayne Vaughn	1,480

Linda Sheedy	1,130

Vonnie Walbert	1,130

Mike Woods	960

Kirby Mynier	600

Tracy Armentrout	600

Tom White	600